Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
COLUMBIA LABORATORIES, INC.
     Columbia Laboratories, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
     FIRST: The first paragraph of Article FOURTH of the Restated Certificate of Incorporation, as previously amended, of the Corporation is hereby deleted in its entirety and replaced with the following:
“The total number of shares of capital stock which the Corporation is authorized to issue is one hundred fifty-one million (151,000,000) shares, of which one hundred fifty million (150,000,000) shares shall be denominated common stock, $.01 par value per share (“Common Stock”), and one million (1,000,000) shares shall be denominated preferred stock, $.01 par value per share (“Preferred Stock”).”
     SECOND: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, Columbia Laboratories, Inc. has caused this Certificate to be signed by Frank C. Condella, Jr., its Chief Executive Officer, this 1st day of July, 2010.

COLUMBIA LABORATORIES, INC.
By:	/s/ Frank C. Condella, Jr.
Frank C. Condella, Jr.
Chief Executive Officer